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                              BERNARD CHAUS, INC.
                               530 Seventh Avenue
                            New York, New York 10018


                                                                October 15, 2003


Mr. Gregory Mongno
c/o Bernard Chaus, Inc.
530 Seventh Avenue
New York, New York 10018

Dear Mr. Mongno,

         Reference is hereby made to the employment letter agreement (the "Agreement"), dated as of June 1, 2001 by and between you and Bernard Chaus, Inc. (the "Company"). You and the Company hereby agree that the Agreement shall be modified as follows:

         The paragraph opposite the caption "Position" shall be deleted and the following shall be inserted in its stead:

                  "President (reporting to the Chief Operating Officer). You shall be responsible for special projects, including assistance with customer relationships, as assigned by the Chief Operating Officer from time to time. You shall devote such business time and attention to the business and affairs of the Company as necessary to satisfy your obligations for special projects hereunder."

         The paragraph with the caption "Automobile Allowance" shall be deleted, effective as of October 31, 2003.

         The paragraph opposite the caption "Benefits" shall be modified to add the following at the end of such paragraph:

                  "The Company shall not provide benefits to you under the Exec-U-Care medical reimbursement program for any period after October 31, 2003. You shall continue to participate in all other benefit programs, which are currently in place, that are made available to officers of the Company generally."

         The paragraphs opposite the caption "Termination Benefits" shall be deleted and the following inserted in their stead:

                  "In the event your employment is terminated by the Company without Cause prior to the end of the Term, you shall be paid, in full satisfaction of your rights against the Company for termination of your employment, monthly severance payments equal to your monthly base salary of $50,000 through the end of the Term of the Agreement. For the avoidance of doubt, you shall not be entitled to




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                  any severance payments for a nonrenewal of the Agreement at the end of the Term. Unless you shall have been terminated for Cause, upon your acceptance of a position as employee (including self-employment) or consultant with another entity, prior to the end of the Term, your employment hereunder shall be terminated (to the extent not theretofore terminated pursuant to the preceding sentence) and you shall thereafter be entitled to monthly severance payments for the remainder of the Term equal to $50,000 less the amount of your monthly compensation from any such other employment or consultancy. For purposes of calculating the amount of your monthly compensation from such other employment or consultancy, (i) compensation shall include any payments attributable to the severance period, whether or not paid during the severance period, including any deferred compensation and the pro rated portion of any guaranteed bonus or sign on bonus, and (ii) if you enter into a compensation arrangement with escalating compensation over a period exceeding the severance period, your monthly compensation shall be the average monthly compensation over the term of such compensation arrangement, provided that escalating compensation reflecting year over year increases of not more than 15% shall not require any such averaging. You agree to provide immediate notice to the Company of your acceptance of any such new position, including a copy of the sections relating to compensation in any new employment or consultant agreement (which sections may be delivered "for the Company's "lawyers eyes only"), together with a written representation that there are no other agreements, arrangements or understandings relating to compensation, with respect to such new employment or consultancy. You hereby agree to use reasonable efforts to obtain another position as employee or consultant. In the event your employment is terminated by the Company without Cause, you shall also be paid a bonus payment which shall be equal to the pro rated portion of the bonus, if any, for the year of termination as calculated in accordance with, and on the time frame provided under, the "bonus" section above. If you remain employed until the end of the Term, you shall be entitled to the same bonus, if any, to which you would have been entitled prior to this amendment to the Agreement. In the event your employment is terminated due to Cause, your death or a disability which prevents you from performing your duties for three consecutive months or one hundred eighty (180) days within any two year period, you shall be paid only through the date of termination."



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         An additional paragraph shall be added to the Agreement, to read as follows:





"WAIVER OF CLAIMS FOR
DIMINISHED RESPONSIBILITY:   You hereby agree to waive, and agree not to assert
                             in any forum, any claims you may have against the Company for any diminishment in responsibility or status that you may have whether prior to or following the date of this amendment to the Agreement. You further agree to waive and not to assert in any forum any claim against the Company for any matter arising from your employment relationship with the Company prior to the date of this amendment to the Agreement. The Company agrees to waive, and not to assert in any forum, any claim against you which it is aware of, for any matter arising from your employment relationship with the Company prior to the date of this amendment to the Agreement. The Company represents that it is not aware of any potential claim against you. Nothing in this paragraph shall affect the right of either party to enforce its rights under the Agreement for any breach occurring on or after the date of this Amendment to the Agreement."


         Except as otherwise provided herein, the Agreement shall continue in full force and effect.








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         Please indicate your acceptance of the terms of this amendment to the
Agreement by your signature below. Once signed by both parties, this amendment to the Agreement shall be binding on both parties.

                                              Sincerely,

                                              Bernard Chaus, Inc.

                                              By: /s/ Nicholas DiPaolo
                                                  ------------------------
                                                  Nicholas DiPaolo
                                                  Chief Operating Officer




Accepted and Agreed to
as of the date set forth above:


By: /s/ Gregory Mongno
    -------------------
    Gregory Mongno